Exhibit 10.1
Amendment No. 1 to the Embecta Corp. 2022 Employee and Director Equity-Based Compensation Plan
This Amendment (the “Amendment”) to the Embecta Corp. 2022 Employee and Director Equity-Based Compensation Plan (the “2022 Plan”), is made effective as of the 7th day of February, 2024, by Embecta Corporation, a Delaware corporation (the “Company”).
1. Amendment to Section 5(a) of the 2022 Plan. Section 5(a) of the 2022 Plan is deleted in its entirety and replaced with the following:
The number of Shares available for issuance under the Plan is 10,189,000 shares, which includes Shares subject to all Assumed Spin-Off Awards, subject to adjustment as provided below. Notwithstanding the foregoing and subject to adjustment as provided in Sections 5(e) and 5(f), the maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 10,189,000 Shares. The maximum number of Shares available to be granted pursuant to Awards to any non-employee director under the Plan in any fiscal year of the Company shall be equal to $500,000 as of the applicable date of grant.
2. Amendment to Section 13(b) of the 2022 Plan. The second sentence of Section 13(b) of the 2022 Plan is deleted in its entirety and replaced with the following:
In no event shall an outstanding Option or Stock Appreciation Right for which the exercise price is less than the Fair Market Value of a Share be cancelled in exchange for cash or any other Award (including, except as provided in Sections 5(e) and 5(f), a new Option or Stock Appreciation Right with a lower exercise price), without approval of the Company’s shareholders.
3. Addition of a new Section 17 to the 2022 Plan. The following new Section should be added to the 2022 Plan:
Section 15. Dividend Rights and Dividend Equivalents.
The Committee may provide that an Award other than an Option or a Stock Appreciation Right include dividend rights and dividend equivalents. Dividend equivalents may also be granted to Participants at such time or times as shall be determined by the Committee, in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. Dividend equivalents may, at the discretion of the Committee, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Committee; provided that dividend rights, dividend equivalents or other distributions on Awards that are subject to vesting criteria shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited.
4. Continued Effect. Except as set forth herein, the 2022 Plan shall remain unchanged and in full force and effect.
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